As filed with the Securities and Exchange Commission on July 29, 2022

Registration No. 333-255538

Registration No. 333-211884

Registration No. 333-209972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-255538)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-211884)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-209972)

UNDER

THE SECURITIES ACT OF 1933

WELBILT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-4625716
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2227 Welbilt Boulevard

New Port Richey, Florida 34655

(Address, including zip code, of Registrant’s principal executive offices)

Amended and Restated Welbilt, Inc. 2016 Omnibus Incentive Plan

Manitowoc Foodservice 401(k) Retirement Plan

Manitowoc Foodservice Retirement Savings Plan

(Full title of the plans)

William C. Johnson

President and Chief Executive Officer

2227 Welbilt Boulevard

New Port Richey, FL 34655

(727) 375-7010

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer		Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Welbilt, Inc., a Delaware corporation (the “Registrant” or the “Company”), filed with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

●	Registration No. 333-209972 filed with the SEC on March 7, 2016, pertaining to the registration of 11,468,443 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable in respect of awards to be granted under the Manitowoc Foodservice, Inc. 2016 Omnibus Incentive Plan.

●

Registration No. 333-211884 filed with the SEC on June 6, 2016, pertaining to the registration of 9,000,000 shares of Common Stock for issuance under the Manitowoc Foodservice 401(k) Retirement Plan and the Manitowoc Foodservice Retirement Savings Plan.

●	Registration No. 333-255538 filed with the SEC on April 27, 2021, pertaining to the registration of 5,000,000 shares of Common Stock for issuance under the Amended and Restated Welbilt, Inc. 2016 Omnibus Incentive Plan.

 On July 14, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Ali Holding S.r.l., an Italian società a responsabilità limitata (“Ali”), Ali Group North America Corporation, a Delaware corporation and a wholly owned subsidiary of Ali (“Acquiror”), and Ascend Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Acquiror. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of Acquiror. As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file Form 15 to terminate registration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Port Richey, state of Florida, on July 29, 2022.

WELBILT, INC.

By:	/s/ Bradford D. Willis
	Name:	Bradford D. Willis
	Title:	Chief Financial Officer, Treasurer and Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.